EXHIBIT 10.2

PROMISSORY NOTE

PRINCIPAL SUM: $98,281.00 USD	INTEREST RATE: 5%

FOR VALUE RECEIVED from Micheal Nugent (the "Payee"), Roadships Holdings Inc. (the "Payor") hereby acknowledges itself indebted and promises pay on December 31, 2015 (the "Redemption Date"), to or to the order of the Payee the sum of $98,281.00 in lawful money of the United States of America (the “Principal”) upon presentation and surrender of this Promissory Note to Payee, and to pay interest thereon, calculated annually from the date hereof at a rate equal to FIVE PER CENT payable in like money at the same place on the Redemption Date.

1. Expenses

The Payor agrees to pay to the Payee forthwith on demand all costs, charges and expenses, including all legal fees (on a solicitor and own client basis), incurred by the Payee in connection with the preparation and registration of this Promissory Note, or notice hereof, and the recovery or enforcement of payment of any moneys owing hereunder whether by realization of the Security or otherwise. All such sums shall be secured hereby and shall be added to the principal hereof and bear interest at the rate hereinbefore provided for.

2. Prepayment

Payor may, at any time prepay the amount outstanding hereunder without penalty.

3. Non-Negotiability

This Promissory Note is not a negotiable instrument and is not transferable or assignable without the consent of Payor.

4. Waiver

No consent or waiver by the Payee shall be effective unless made in writing and signed by an authorized officer of the Payee.

5. Notice

Any demand, notice or other communication in connection with this Promissory Note shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee, mailed by registered mail or sent by telefacsimile or other direct written electronic means, charges prepaid, at or to the address or addresses, telex or telefacsimile number or numbers as either Payor or the Payee may from time to time designate to the other party in such manner.

Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a business day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of delivery. Any communication mailed as aforesaid shall be deemed to have been validly and effectively given on the fifth business day following the date of mailing provided that, in the event of an interruption in postal services before such fifth business day, such communication shall be given by one of the other means. Any communication which is transmitted by telefacsimile or other direct written electronic means as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a business day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of transmission.

6. Governing Law

This Promissory Note shall be interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF Payor has duly executed this Promissory Note this 9th day of December, 2014.

ROADSHIPS HOLDINGS INC.

per:	/s/ Patrick Greene
Patrick Greene
Vice-President